Exhibit 99.1
GENERAL CABLE REPORTS FIRST QUARTER 2017 RESULTS
HIGHLAND HEIGHTS, KENTUCKY, May 3, 2017 - General Cable Corporation (NYSE: BGC) reported today results for the first quarter ended March 31, 2017. For the quarter, reported diluted earnings per share were $0.24 and reported operating income was $24 million. The Company generated adjusted earnings per share for the quarter of $0.27 and adjusted operating income of $45 million. See pages 2 and 3 of this press release for the reconciliation of reported to adjusted results and related disclosures.

Michael T. McDonnell, President and Chief Executive Officer, said, “We’re very pleased with our strong first quarter results. First quarter adjusted operating income was above expectations driven in part by the execution of our strategic initiatives in North America and substantial improvement in Latin America. We continue to be encouraged with the progress of North America as we execute our strategic roadmap. We expect to see improvement in Europe through the remainder of 2017 as we are continuing to address delays in a European restructuring project while also driving favorable performance in our land turn-key project business and improved backlog in our subsea project business. Overall, we are moving our businesses forward despite declines in certain key end markets over the recent past, and we maintain a positive outlook on our ability to execute against our roadmap in 2017.”

First Quarter Summary

•	Reported operating income of $24 million and adjusted operating income of $45 million were up 16 percent and 7 percent, respectively, compared to the prior year period

•	Adjusted operating income of $45 million benefitted from strong performance in North America, substantial improvement in our Latin America business, and rising metal prices

•	Maintained significant liquidity with $317 million of availability on the Company’s asset based credit facility

•	Impact of metal prices was a $7 million benefit compared to a negative $4 million impact in the prior year period

Segment Demand
North America - Unit volume was even with the prior year as stronger demand for construction and industrial and specialty (I&S) products was offset by lower demand for rod products. Overall in the first quarter of 2017, demand for our products in construction and I&S markets was up 18% and 6%, respectively, year over year. Demand year over year for electric utility products was stable.

Europe - Unit volume was relatively flat as stronger demand for electric utility products including land-based turnkey projects as well as energy cables helped to offset the easing performance of the Company’s submarine turnkey project business and continued weak demand for industrial and construction projects throughout the region.

Latin America - Unit volume remained relatively flat as increased shipments of aerial transmission cables in Brazil were offset by the continued pressure across the portfolio driven by uneven spending on electric infrastructure and construction projects.

Net Debt
At the end of the first quarter of 2017 and the end of the fourth quarter of 2016, total debt was $1,053 million and $939 million, respectively, and cash and cash equivalent was $83 million and $101 million, respectively. The increase in net debt was principally due to investment in working capital, partly due to rising metal prices, and payments of $33 million related to our FCPA resolution.

Second Quarter 2017 Outlook
Revenues in the second quarter are expected to be in the range of $925 to $975 million. Unit volume is anticipated to be up low-single digits year over year. Reported operating income is anticipated to be in the range of $20 to $35 million and adjusted operating income is anticipated to be in the range of $30 to $45 million for the second quarter. Reported diluted earnings per share are anticipated to be in the range of $0.05 to $0.20 per share and adjusted earnings per share are expected to be in the range of $0.15 to $0.30 per share for the second quarter. The second quarter outlook assumes copper (COMEX) and aluminum (LME) prices of $2.60 and $0.88, respectively. Foreign currency exchange rates are assumed constant in the second quarter outlook. The second quarter outlook for adjusted operating results does not include results from Asia Pacific and Africa.

Non-GAAP Financial Measures
Adjusted operating income (defined as operating income before extraordinary, nonrecurring or unusual charges and other certain items), adjusted earnings per share (defined as diluted earnings per share before extraordinary, nonrecurring or unusual charges and other certain items) and net debt (defined as long-term debt plus current portion of long-term debt less cash and cash equivalents)

are “non-GAAP financial measures” as defined under the rules of the Securities and Exchange Commission. Metal-adjusted revenues, and return on metal-adjusted sales on a segment basis, non-GAAP financial measures, are also provided herein. See “Segment Information.”

These Company-defined non-GAAP financial measures exclude from reported results those items that management believes are not indicative of our ongoing performance and are being provided herein because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews our operating results and the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with the Company’s results reported according to GAAP. Historical segment adjusted operating results are disclosed in the First Quarter 2017 Investor Presentation available on the Company’s website.

A reconciliation of GAAP operating income (loss) and diluted earnings (loss) per share to adjusted operating income and earnings per share follows:

First Quarter of 2017 versus First Quarter of 2016 and Fourth Quarter of 2016
	First Quarter				Fourth Quarter
	2017		2016		2016
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS	Operating Income	EPS
Reported	$ 23.8	$ 0.24	$ 20.5	$ (0.10)	$ (96.8)	$ (2.10)
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense (1)	-	0.01	-	0.01	-	0.01
Mark to market (gain) loss on derivative instruments (2)	-	(0.10)	-	(0.04)	-	(0.08)
Restructuring and divestiture costs (3)	14.1	0.09	14.1	0.19	27.8	0.44
Legal and investigative costs (4)	0.3	-	5.8	0.08	(0.7)	(0.01)
(Gain) loss on sale of assets (5)	3.5	0.02	-	-	1.0	0.02
Foreign Corrupt Practices Act (FCPA) accrual (6)	-	-	-	-	49.3	0.99
US Pension Settlement (7)	-	-	-	-	7.4	0.12
Asia Pacific and Africa (income)/loss (8)	3.0	0.01	1.2	0.05	39.3	0.66
Total Adjustments	20.9	0.03	21.1	0.29	124.1	2.15
Adjusted	$ 44.7	$ 0.27	$ 41.6	$ 0.19	$ 27.3	$ 0.05

The following reconciliation of estimated operating income and diluted earnings per share to adjusted operating income and adjusted earnings per share for the second quarter of 2017 contains forward-looking information.  All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information as a result of factors, risks and uncertainties over many of which we have no control.  See “Cautionary Statement Concerning Forward-Looking Statements” at the end of this press release.

Second Quarter of 2017 Outlook versus Second Quarter of 2016 Actual
	Second Quarter
	2017 Outlook		2016 Actual
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS
Reported	$ 20 - 35	$ 0.05 - 0.20	$ 53.3	$ 0.57
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense (1)	-	0.01	-	0.01
Mark to market (gain) loss on derivative instruments (2)	-	-	-	(0.05)
Restructuring and divestiture costs (3)	8.0	0.08	16.7	0.25
Legal and investigative costs (4)	-	-	1.1	0.02
(Gain) loss on sale of assets (5)	-	-	(46.5)	(0.86)
Foreign Corrupt Practices Act (FCPA) accrual (6)	-	-	5.0	0.09
Asia Pacific and Africa (income)/loss (8)	2.0	0.01	19.4	0.27
Total Adjustments	10.0	0.10	(4.3)	(0.27)
Adjusted	$ 30 - 45	$ 0.15 - 0.30	$ 49.0	$ 0.30

NOTE: The tables above reflect EPS adjustments based on the Company's full year effective tax rate for 2017 of 40% and 2016 of 50%.

(1)
The Company's adjustment for the non-cash convertible debt interest expense reflects the accretion of the equity component of the 2029 convertible notes, which is reflected in the income statement as interest expense.

(2)
Mark to market (gains) and losses on derivative instruments represents the current period changes in the fair value of commodity instruments designated as economic hedges. The Company adjusts for the changes in fair values of these commodity instruments as the earnings associated with the underlying contracts have not been recorded in the same period.

(3)
Restructuring and divestiture costs represent costs associated with the Company's announced restructuring and divestiture programs. Examples consist of, but are not limited to, employee separation costs, asset write-downs, accelerated depreciation, working capital write-downs, equipment relocation, contract terminations, consulting fees and legal costs incurred as a result of the programs. The Company adjusts for these charges as management believes these costs will not continue at the conclusion of both the restructuring and divestiture programs.

(4)
Legal and investigative costs represent costs incurred for external legal counsel and forensic accounting firms in connection with the restatement of our financial statements and the Foreign Corrupt Practices Act investigation. The Company adjusts for these charges as management believes these costs will not continue at the conclusion of these investigations which are considered to be outside the normal course of business.

(5)
Gain and losses on the sale of assets are the result of divesting certain General Cable businesses. The Company adjusts for these gains and losses as management believes the gains and losses are one-time in nature and will not occur as part of the ongoing operations.

(6)
Foreign Corrupt Practices Act (FCPA) accrual represents the Company’s additional accruals recorded in 2015 and 2016 to settle the investigations with the SEC and the DOJ. The Company adjusts for this accrual as management believes this is a one-time charge and will not occur as part of ongoing operations.

(7)
The US pension settlement charge is a one-time cost related to the lump sum payment to term-vested participants of the US Master Pension Plan. This charge represents the payments made to those participants who elected to take the lump sum payment and for which the Company no longer has obligations to pay in the future. The Company has adjusted for this US pension settlement charge as management does not expect it to occur in the future, nor is it part of the ongoing operations.

(8)
The adjustment excludes the impact of operations in the Africa and Asia Pacific segment which are not considered "core operations" under the Company's new strategic roadmap. The Company is in the process of divesting or closing these operations which are not expected to continue as part of the ongoing business. For accounting purposes, the continuing operations in Africa and Asia Pacific (which consists primarily of business located in Africa) do not meet the requirements to be presented as discontinued operations. Fourth quarter 2016 reflects the non-cash impacts of a $28 million currency translation reclassification out of accumulated other comprehensive income related to the closure of our South African facilities and an $11 million asset impairment charge for the Company’s business in China; second quarter 2016 reflects the impact of a non-cash $13 million charge on the disposition of Zambia.

Conference Call and Investor Presentation
General Cable will discuss first quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on May 4, 2017. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters.  Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words.  Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control.  These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency exchange rate fluctuations; the impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to achieve the anticipated cost savings, efficiencies and other benefits related to our restructuring program and other strategic initiatives, including our plan to exit all of our Asia Pacific and African operations, and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on February 24, 2017, and subsequent SEC filings.  You are cautioned not to place undue reliance on these forward-looking statements.  General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

Contact:
Gavin Bell
Vice President, Investor Relations
(859) 572- 8684

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended
	March 31,	April 1,
	2017	2016
Net sales	$918.2	$1,002.7
Cost of sales	799.6	891.8
Gross profit	118.6	110.9

Selling, general and administrative expenses	94.8	88.5
Goodwill impairment charges	—	1.6
Intangible asset impairment charges	—	0.3
Operating income (loss)	23.8	20.5
Other income (expense)	15.0	(1.2)
Interest income (expense):
Interest expense	(20.7)	(21.9)
Interest income	0.6	0.5
	(20.1)	(21.4)

Income (loss) before income taxes	18.7	(2.1)
Income tax (provision) benefit	(6.3)	(2.4)
Equity in net earnings of affiliated companies	—	0.1
Net income (loss) including noncontrolling interest	12.4	(4.4)
Less: net income (loss) attributable to noncontrolling interest	—	0.3
Net income (loss) attributable to Company common shareholders	$12.4	$(4.7)

Earnings (loss) per share attributable to Company common shareholders
Earnings (loss) per common share - basic	$0.25	$(0.10)
Weighted average common shares - basic	49.8	49.1
Earnings (loss) per common share - assuming dilution	$0.24	$(0.10)
Weighted average common shares - assuming dilution	51.6	49.1

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended
	March 31,	April 1,
	2017	2016
Revenues (as reported)
North America	$543.0	$538.2
Europe	181.0	221.9
Latin America	157.9	155.0
Africa / Asia Pacific	36.3	87.6
Total	$918.2	$1,002.7

Revenues (metal adjusted)(1)
North America	$543.0	$584.2
Europe	181.0	235.5
Latin America	157.9	175.9
Africa / Asia Pacific	36.3	98.2
Total	$918.2	$1,093.8

Metal Pounds Sold
North America	141.7	142.0
Europe	36.8	38.2
Latin America	56.3	55.1
Africa / Asia Pacific	9.0	25.5
Total	243.8	260.8

Operating Income (loss)
North America	$25.8	$17.7
Europe	(3.6)	7.7
Latin America	4.6	(3.7)
Africa / Asia Pacific	(3.0)	(1.2)
Total	$23.8	$20.5

Adjusted Operating Income (loss)(2)
North America	$41.8	$31.5
Europe	(1.9)	11.3
Latin America	4.8	(1.2)
Total	$44.7	$41.6

Return on Metal Adjusted Sales(3)
North America	7.7%	5.4%
Europe	(1.0)%	4.8%
Latin America	3.0%	(0.7)%
Total	5.1%	4.2%

Capital Expenditures
North America	$21.1	$7.0
Europe	11.9	4.1
Latin America	2.0	3.1
Africa / Asia Pacific	0.2	0.1
Total	$35.2	$14.3

Depreciation & Amortization
North America	$9.2	$10.9
Europe	5.5	5.6
Latin America	4.2	4.1
Africa / Asia Pacific	0.6	0.6
Total	$19.5	$21.2

Revenues by Major Product Lines
Electric Utility	$323.2	$359.2
Electrical Infrastructure	237.5	281.1
Construction	198.9	190.2
Communications	116.8	116.4
Rod Mill Products	41.8	55.8
Total	$918.2	$1,002.7

(1) Metal-adjusted revenues, a non-GAAP financial measure, is provided in order to eliminate an estimate of metal price volatility from the comparison of revenues from one period to another.
(2) Adjusted operating income (loss) is a non-GAAP financial measure. The company is providing adjusted operating income (loss) on a segment basis because management believes it is useful in analyzing the operating performance of the business and is consistent with how management reviews the underlying business trends. A reconciliation of segment reported operating income (loss) to segment adjusted operating income (loss) is provided in the appendix of the First Quarter 2017 Investor Presentation, located on the Company's website.

(3) Return on Metal Adjusted Sales is calculated on adjusted operating income (loss)

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	March 31, 2017	December 31, 2016
	(unaudited)
Current Assets:
Cash and cash equivalents	$83.4	$101.1
Receivables, net of allowances of $22.6 million at March 31, 2017
and $20.2 million at December 31, 2016	673.9	664.5
Inventories	818.1	768.2
Prepaid expenses and other	82.4	65.4
Total current assets	1,657.8	1,599.2

Property, plant and equipment, net	529.0	529.3
Deferred income taxes	20.0	20.4
Goodwill	12.1	12.0
Intangible assets, net	27.1	28.3
Unconsolidated affiliated companies	0.2	9.0
Other non-current assets	47.6	43.4
Total assets	$2,293.8	$2,241.6

Liabilities and Total Equity
Current Liabilities:
Accounts payable	$424.9	$414.0
Accrued liabilities	340.8	419.6
Current portion of long-term debt	59.6	67.5
Total current liabilities	825.3	901.1

Long-term debt	992.9	871.1
Deferred income taxes	124.0	126.7
Other liabilities	170.6	173.8
Total liabilities	2,112.8	2,072.7

Total Equity:
Common stock, $0.01 par value, issued and outstanding shares:
March 31, 2017 - 49,615,292 (net of 9,194,674 treasury shares)
December 31, 2016 - 49,390,850 (net of 9,419,116 treasury shares)	0.6	0.6
Additional paid-in capital	705.9	711.0
Treasury stock	(166.0)	(169.9)
Retained earnings (deficit)	(98.3)	(102.2)
Accumulated other comprehensive loss	(276.9)	(286.4)
Total Company shareholders' equity	165.3	153.1
Noncontrolling interest	15.7	15.8
Total equity	181.0	168.9
Total liabilities and equity	$2,293.8	$2,241.6